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Exhibit 10.57

CODE OF ETHICS FOR PRESIDENT AND
CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

        This Code of Ethics for President and Chief Executive Officer and Senior Financial Officers (collectively, "Executives"), is designed to provide principles for the Executives to follow in conducting the business of the Company. The Code covers a wide range of business practices and procedures.

        Company policy requires that its Executives observe the highest standards of business and personal ethics in the fulfillment of their duties and responsibilities to the Company. Executives must practice honesty and integrity in every aspect of the Company business.

        Executives who violate the standards set forth in this Code will be subject to disciplinary action.

        This Code is designed to deter wrongdoing and to promote:

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

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  accountability for adherence to the Code.

The Code

        In order to achieve the purposes set forth above, we have adopted the following principles and policies:

        Compliance with Laws and Regulations.    Each Executive has an obligation to comply with the applicable laws, rules and regulations governing the Company's business. We will not tolerate any activity that violates any laws, rules or regulations applicable to us. Whenever a question arises with respect to the applicability or interpretation of any law, rule or regulation pertaining to the Company's business, the Executive shall consult with the Company's General Counsel or outside counsel.

        Prohibition against legal and Ethical Violations.    Executives shall not knowingly participate in, or assist, any acts which are in violation of any applicable law, rule or regulation governing the Company's business, nor any act that would violate any provision of this Code.

        Fiduciary duties.    The Executives have certain fiduciary duties to the Company and its shareholders. They shall exercise particular care in complying with these duties.

        Conflicts of Interest.    Executives must fully disclose to the Board of Directors any situations, including situations involving immediate family members, that reasonably could be expected to give rise to a conflict of interest. A conflict situation can arise when an Executive takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. A conflict of interest may exist when a Executive's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. The following are examples of situations (applicable to both an Executive or family member) that may present a conflict of interest:

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  service as a director of a company that is one of our material customers, suppliers or competitors, or a company whose interests could reasonably be expected to conflict with our interests;

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  receipt of personal benefits or favors (other than nominal benefits or favors) as a result of the Executive's position with the Company;

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  a significant financial interest (ownership or otherwise) in any company that is one of our material customers, suppliers or competitors. (Examples of a significant financial interest include (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or

    (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the Executive; and

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  any loan or guarantee of personal obligations from, or any other financial transaction with, any company that is one of our material customers, suppliers or competitors (other than loans from commercial lending institutions in the ordinary course of business).

        While such situations are not automatically prohibited, they are not desirable and may only be waived by the Board of Directors.

        Corporate Opportunities.    Any Executive Officer that discovers a business opportunity that is in our line of business must first present the business opportunity to our Board of Directors before pursuing the activity in his or her individual capacity. If the Board of Directors waives our right to pursue the opportunity, then the Executive Officer may do so in his or her individual capacity.

        Competition and Fair Dealing.    All Executives are obligated to deal fairly with our customers, suppliers and competitors. Executives will not take unfair advantage of any person or entity through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing or practice.

        Company Records.    Executives should implement policies that will ensure that all company records are complete, accurate and reliable in all material respects. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Compmapny's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Company records include bookkeeping information, payroll, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. Executives are responsible for understanding and complying with our document retention policy.

        Accuracy of Financial Reports and other Public Communications.    The Executives shall at all times exercise diligence and thoroughness in the preparation and review of the financial records and reports of the Company. The Executives must also ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Executives should be on guard for, and promptly report, evidence of improper financial reporting. Executives must be aware of the requirements of Regulation FD and must make every effort to ensure that our public disclosures comply with those requirements.

        Compliance with Insider Trading Laws.    Executives are strictly prohibited from trading in our stock or other securities, or the stock or other securities of any other company, while in possession of material, nonpublic information about the company or the other company. In addition, Executives are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities, or the stock or securities of any other company, on the basis of material, nonpublic information. For more information, please refer to our securities trading policy and procedures.

Reporting Violations of the Code

        Executives have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies applicable to us, to the General Counsel, or his designee. If the Executive does not feel comfortable reporting the conduct to the General Counsel, or his designee or does not get a satisfactory response, he or she may contact any member of the Board of Directors.

        Any Executive found to have violated this Code, shall be subject to disciplinary measures up to and including dismissal.

        All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. We will protect each Executive's confidentiality to the extent possible consistent with the law and our need to investigate each report. We strictly prohibit retaliation against an Executive who, in good faith, seeks help or reports known or suspected violations.

Waivers of the Code

        Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers may be obtained only from our Board of Directors and will be promptly disclosed to the public.

Compliance Policy

        Any and all modifications or waivers of this Code shall be disclosed within five business days after the modification or waiver on a Form 8-K.

Conclusion

        This Code Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. Please contact the General Counsel or his designee with any questions about these guidelines. Each Executive is separately responsible for his or her actions.

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Exhibit 10.57
CODE OF ETHICS FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS